Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement file number 333-144766 of Umpqua Holdings Corporation (Umpqua) on Form S-8 of our report dated February 26, 2008, with respect to the consolidated balance sheets of Umpqua as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and of our same report, with respect to Umpqua’s internal control over financial reporting as of December 31, 2007, which report is included in this annual report on Form 10-K of Umpqua for the year ended December 31, 2007.

Portland, Oregon
February 26, 2008